================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): November 5, 1999

                              MCI WORLDCOM, Inc.
            (Exact Name of Registrant as Specified in its Charter)


         Georgia                 0-11258                58-1521612
     (State or Other         (Commission File          (IRS Employer
     Jurisdiction of              Number)          (Identification Number)
     Incorporation)


                           500 Clinton Center Drive
                          Clinton, Mississippi 39056
                    (Address of Principal Executive Office)


      Registrant's telephone number, including area code: (601) 460-5600


================================================================================

Item 5.  OTHER EVENTS

On October 1, 1999, MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom" or the "Company"), acquired SkyTel Communications, Inc., a Delaware corporation ("SkyTel"), pursuant to the merger (the "SkyTel Merger") of SkyTel with and into Empire Merger Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of MCI WorldCom. Upon consummation of the SkyTel Merger, Acquisition Subsidiary was renamed SkyTel Communications, Inc. The SkyTel Merger was effected pursuant to an Agreement and Plan of Merger dated as of May 28, 1999, by and among MCI WorldCom, SkyTel and Acquisition Subsidiary (the "SkyTel Merger Agreement"). The SkyTel Merger was accounted for as a pooling-of-interests.

As a result of the SkyTel Merger, each share of SkyTel common stock was converted into the right to receive 0.2566 shares of MCI WorldCom common stock. Holders of SkyTel's $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "SkyTel Preferred Stock") received one share of MCI WorldCom Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "MCI WorldCom Preferred Stock") for each share of SkyTel Preferred Stock held. The MCI WorldCom Preferred Stock is convertible into MCI WorldCom common stock on a basis that gives effect to the exchange ratio in the SkyTel Merger and otherwise has the same terms as the SkyTel Preferred Stock.

Upon effectiveness of the SkyTel Merger, the then outstanding and unexercised options and warrants exercisable for shares of SkyTel common stock were converted into options and warrants, respectively, exercisable for shares of MCI WorldCom common stock having the same terms and conditions as the SkyTel options and warrants, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 0.2566.

The basic terms of the SkyTel Merger, and the relationships between MCI WorldCom and SkyTel were described in the proxy statement/prospectus dated August 26, 1999, filed in connection with MCI WorldCom's Registration Statement on Form S-4 (Registration No. 333-85919), which is incorporated by reference herein. The terms of the SkyTel Merger were determined in accordance with the SkyTel Merger Agreement and were established through arm's length negotiations between MCI WorldCom and SkyTel.

In connection with this Form 8-K filing, MCI WorldCom is refiling its audited consolidated financial statements for the years ended December 31, 1998, 1997 and 1996, to include supplemental financial information related to the SkyTel Merger (see Note 18 on page F-39 of this filing). The financial information noted above are contained in the financial statements and footnotes thereto listed in the Index on page F-1.

Item 7.  Financial Statements and Exhibits


          (c) Exhibits.

              See Exhibit Index

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 5, 1999


                               MCI WORLDCOM, Inc.



                               By: /s/ Scott D. Sullivan
                                   ----------------------------
                                   Scott D. Sullivan
                                   Chief Financial Officer

                        INDEX TO FINANCIAL STATEMENTS



                                                                     Page
                                                                   --------

Reports of independent public accountants                             F-2


Consolidated balance sheets as of December 31, 1998 and 1997          F-4

Consolidated statements of operations for the three years ended
  December 31, 1998                                                   F-5

Consolidated statements of shareholders' investment for the three
  years ended December 31, 1998                                       F-6

Consolidated statements of cash flows for the three years ended
  December 31, 1998                                                   F-7

Notes to consolidated financial statements                            F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of MCI WORLDCOM, Inc.:

We have audited the accompanying consolidated balance sheets of MCI WORLDCOM, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Brooks Fiber Properties, Inc., a company acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997. Such statements are included in the consolidated financial statements of MCI WORLDCOM, Inc. and reflect total assets and total revenues of two percent and five percent, respectively, of the related consolidated totals in 1997 and one percent and four percent, respectively, of the related consolidated totals in 1996. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Brooks Fiber Properties, Inc. is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of MCI WORLDCOM, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP
Jackson, Mississippi,
February 10, 1999 (except with respect
to the matter discussed in Note 18, as to which the date is November 4, 1999).

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
Brooks Fiber Properties, Inc.:

We have audited the consolidated balance sheet of Brooks Fiber Properties, Inc. and subsidiaries (the Company) as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997 (not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                  KPMG LLP



St. Louis, Missouri
February 18, 1998

                       MCI WORLDCOM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In Millions, Except Share Data)

                                                                                                   December 31,
                                                                                              ----------------------
                                                                                                1998          1997
                                                                                              --------      --------
ASSETS
Current assets:
  Cash and cash equivalents                                                                   $  1,710      $    155
  Marketable securities                                                                             --            54
  Accounts receivable, net of allowance for bad debts of $897 in 1998
    and $203 in 1997                                                                             5,226         1,241
  Deferred tax asset                                                                             2,523            --
  Other current assets                                                                           1,180           424
                                                                                              --------      --------
         Total current assets                                                                   10,639         1,874
                                                                                              --------      --------
Property and equipment:
  Transmission equipment                                                                        12,052         3,688
  Communications equipment                                                                       5,256         2,493
  Furniture, fixtures and other                                                                  5,986           920
  Construction in progress                                                                       3,080           468
                                                                                              --------      --------
                                                                                                26,374         7,569
  Accumulated depreciation                                                                      (2,067)         (855)
                                                                                              --------      --------
                                                                                                24,307         6,714
                                                                                              --------      --------
Goodwill and other intangible assets                                                            47,018        13,882
Deferred tax asset                                                                                  --           405
Other assets                                                                                     4,437           721
                                                                                              --------      --------
                                                                                              $ 86,401      $ 23,596
                                                                                              ========      ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
  Short-term debt and current maturities of long-term debt                                    $  4,756      $     11
  Accounts payable                                                                               1,737           470
  Accrued line costs                                                                             3,903           868
  Accrued interest                                                                                 505           119
  Other current liabilities                                                                      5,128           606
                                                                                              --------      --------
         Total current liabilities                                                              16,029         2,074
                                                                                              --------      --------
Long-term liabilities, less current portion:
  Long-term debt                                                                                16,083         7,413
  Deferred tax liability                                                                         2,960            --
  Other liabilities                                                                              1,852           308
                                                                                              --------      --------
         Total long-term liabilities                                                            20,895         7,721
                                                                                              --------      --------


Commitments and contingencies

Minority interests                                                                               3,676            --


Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated deferrable interest debentures of the
  Company and other redeemable preferred securities                                                798            --

Shareholders' investment:
  Series A preferred stock, par value $.01 per share; authorized, issued and
    outstanding: none in 1998 and 94,992 shares in 1997                                             --            --
  Series B preferred stock, par value $.01 per share; authorized, issued and outstanding: 11,643,002 shares in 1998 and 12,421,858 shares in 1997 (liquidation
    preference of $1.00 per share plus unpaid dividends)                                            --            --
  Preferred stock, par value $.01 per share; authorized: 34,905,008 shares
    in 1998 and 1997; none issued                                                                   --            --
  Common stock, par value $.01 per share; authorized: 2,500,000,000 shares; issued
    and outstanding: 1,840,280,479 shares in 1998 and 981,615,661 shares in 1997                    18            10
  Additional paid-in capital                                                                    49,521        15,530
  Retained earnings (deficit)                                                                   (4,473)       (1,773)
  Unrealized holding gain on marketable equity securities                                          122            34
  Treasury stock, at cost, 4,510,211 shares in 1998 and none in 1997                              (185)           --
                                                                                              --------      --------
        Total shareholders' investment                                                          45,003        13,801
                                                                                              --------      --------
                                                                                              $ 86,401      $ 23,596
                                                                                              ========      ========


        The accompanying notes are an integral part of these statements.

                       MCI WORLDCOM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Millions, Except Per Share Data)




                                                                                  For the Years Ended December 31,
                                                                                  ------------------------------------
                                                                                    1998          1997          1996
                                                                                  --------      --------      --------


Revenues                                                                          $ 17,678      $  7,384      $  4,449
                                                                                  --------      --------      --------
Operating expenses:
  Line costs                                                                         8,416         3,764         2,397
  Selling, general and administrative                                                4,312         1,626           867
  Depreciation and amortization                                                      2,200           976           320
  In-process research and development and other charges                              3,725            --         2,740
                                                                                  --------      --------      --------
        Total                                                                       18,653         6,366         6,324
                                                                                  --------      --------      --------
Operating income (loss)                                                               (975)        1,018        (1,875)
Other income (expense):
  Interest expense                                                                    (637)         (395)         (253)
  Miscellaneous                                                                         41            40            25
                                                                                  --------      --------      --------
Income (loss) before income taxes, minority interests and extraordinary items       (1,571)          663        (2,103)
Provision for income taxes                                                             876           416           130
                                                                                  --------      --------      --------
Income (loss) before minority interests and extraordinary items                     (2,447)          247        (2,233)
Minority interests                                                                     (93)           --            --
                                                                                  --------      --------      --------
Income (loss) before extraordinary items                                            (2,540)          247        (2,233)
Extraordinary items (net of income taxes of $78, $0 and $16, respectively)            (129)           (3)          (24)
                                                                                  --------      --------      --------
Net income (loss)                                                                   (2,669)          244        (2,257)
Distributions on subsidiary trust mandatorily redeemable preferred securities           18            --            --
Preferred dividend requirement                                                          13            26             1
                                                                                  --------      --------      --------
Net income (loss) applicable to common shareholders                               $ (2,700)     $    218      $ (2,258)
                                                                                  ========      ========      ========

Earnings (loss) per common share:
  Net income (loss) applicable to common shareholders before extraordinary items:
      Basic                                                                       $  (2.02)     $   0.23      $  (5.02)
                                                                                  ========      ========      ========
      Diluted                                                                     $  (2.02)     $   0.22      $  (5.02)
                                                                                  ========      ========      ========

  Extraordinary items                                                             $  (0.10)     $     --      $  (0.05)
                                                                                  ========      ========      ========

  Net income (loss) applicable to common shareholders:
      Basic                                                                       $  (2.12)     $   0.23      $  (5.07)
                                                                                  ========      ========      ========
      Diluted                                                                     $  (2.12)     $   0.22      $  (5.07)
                                                                                  ========      ========      ========

        The accompanying notes are an integral part of these statements.

                       MCI WORLDCOM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                   For the Three Years Ended December 31, 1998
                                  (In Millions)


                                                                                 Additional   Retained
                                                          Preferred    Common      Paid-in    Earnings
                                                            Stock      Stock       Capital    (Deficit)
                                                          ---------   --------   ----------   ---------

Balances, December 31, 1995                               $     107   $      4   $    1,903   $     267
Exercise of stock options (9 million shares)                     --         --           48          --
Tax adjustment resulting from exercise
 of stock options                                                --         --           33          --
Conversion of IDB convertible notes (10 million shares)          --         --          191          --
Issuance of common stock (44 million shares)                   (107)        --          291          --
Shares issued for acquisitions (485 million shares)              --          5       12,739          --
Other comprehensive income (loss) (net of taxes and
  reclassifications):
Net loss                                                         --         --           --      (2,257)
Cash dividends on preferred stock                                --         --           --          (1)
Net change in unrealized holding gain on
  marketable equity securities                                   --         --           --          --

     Total comprehensive income
                                                          ---------   --------   ----------   ---------
Balances, December 31, 1996                                      --          9       15,205      (1,991)
Exercise of stock options (25 million shares)                    --          1          143          --
Tax adjustment resulting from exercise
 of stock options                                                --         --           24          --
Issuance of common stock in connection with
  secondary equity offering (2 million shares)                   --         --           23          --
Shares issued for acquisitions (12 million shares)               --         --          159          --
Other comprehensive income (net of taxes and
  reclassifications):
Net income                                                       --         --           --         244
Cash dividends on preferred stock                                --         --           --         (26)
Net change in unrealized holding gain on
  marketable equity securities                                   --         --           --          --
Foreign currency adjustment                                      --         --          (24)         --

     Total comprehensive income
                                                          ---------   --------   ----------   ---------
Balances, December 31, 1997                                      --         10       15,530      (1,773)
Exercise of stock options (33 million shares)                    --         --          463          --
Tax adjustment resulting from exercise
 of stock options                                                --         --          208          --
Shares issued for acquisitions (788 million shares)              --          8       33,318          --
Other comprehensive income (loss) (net of taxes and
  reclassifications):
Net loss                                                         --         --           --      (2,669)
Cash dividends on preferred stock and distributions
  on Trust securities                                            --         --           --         (31)
Net change in unrealized holding gain on
  marketable equity securities                                   --         --           --          --
Foreign currency adjustment                                      --         --            2          --

     Total comprehensive income
                                                          ---------   --------   ----------   ---------
Balances, December 31, 1998                               $      --   $     18   $   49,521   $  (4,473)
                                                          =========   ========   ==========   =========




                                                                                             Total
                                                            Unrealized       Treasury    Shareholders'
                                                           Holding Gain        Stock       Investment
                                                           ------------      --------    -------------

Balances, December 31, 1995                                          --            --     $   2,281
Exercise of stock options (9 million shares)                         --            --            48
Tax adjustment resulting from exercise
 of stock options                                                    --            --            33
Conversion of IDB convertible notes (10 million shares)              --            --           191
Issuance of common stock (44 million shares)                         --            --           184
Shares issued for acquisitions (485 million shares)                  --            --        12,744
Other comprehensive income (loss) (net of taxes and
  reclassifications):
Net loss                                                             --            --        (2,257)
Cash dividends on preferred stock                                    --            --            (1)
Net change in unrealized holding gain on
  marketable equity securities                                       29            --            29
                                                                                           --------
     Total comprehensive income                                                              (2,229)
                                                           ------------      --------      --------
Balances, December 31, 1996                                          29            --        13,252
Exercise of stock options (25 million shares)                        --            --           144
Tax adjustment resulting from exercise
 of stock options                                                    --            --            24
Issuance of common stock in connection with
  secondary equity offering (2 million shares)                       --            --            23
Shares issued for acquisitions (12 million shares)                   --            --           159
Other comprehensive income (net of taxes and
  reclassifications):
Net income                                                           --            --           244
Cash dividends on preferred stock                                    --            --           (26)
Net change in unrealized holding gain on
  marketable equity securities                                        5            --             5
Foreign currency adjustment                                          --            --           (24)
                                                                                           --------
     Total comprehensive income                                                                 199
                                                           ------------      --------      --------
Balances, December 31, 1997                                          34            --        13,801
Exercise of stock options (33 million shares)                        --            --           463
Tax adjustment resulting from exercise
 of stock options                                                    --            --           208
Shares issued for acquisitions (788 million shares)                  --          (185)       33,141
Other comprehensive income (loss) (net of taxes and
  reclassifications):
Net loss                                                             --            --        (2,669)
Cash dividends on preferred stock and distributions
  on Trust securities                                                --            --           (31)
Net change in unrealized holding gain on
  marketable equity securities                                       88            --            88
Foreign currency adjustment                                          --            --             2
                                                                                           --------
     Total comprehensive income                                                              (2,610)
                                                           ------------      --------      --------
Balances, December 31, 1998                                $        122      $   (185)     $ 45,003
                                                           ============      ========      ========





The accompanying notes are an integral part of these statements.

                       MCI WORLDCOM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In Millions)




                                                                For the Year Ended December 31,
                                                              -----------------------------------
                                                                1998          1997         1996
                                                              ---------    ---------    ---------
Cash flows from operating activities:
Net income (loss)                                             $  (2,669)   $     244    $  (2,257)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Extraordinary items                                             129            3           24
    Minority interests                                               93           --           --
    In-process research and development and other charges         3,725           --        2,740
    Depreciation and amortization                                 2,200          976          320
    Provision for losses on accounts receivable                     374          111           58
    Provision for deferred income taxes                             787          368           59
    Accreted interest on debt                                        25          122           30
    Change in assets and liabilities, net of
        effect of business combinations:
        Accounts receivable                                        (698)        (453)        (216)
        Other current assets                                       (248)        (174)         (54)
        Accrued line costs                                         (330)          97           (1)
        Accounts payable and other current liabilities              741          (25)          79
    Other                                                           (44)          (9)          (1)
                                                              ---------    ---------    ---------
Net cash provided by operating activities                         4,085        1,260          781
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Capital expenditures                                           (5,418)      (3,066)        (875)
  Sale (purchase) of short-term investments, net                     54          890         (182)
  Acquisitions and related costs                                 (3,400)      (1,144)         112
  Increase in intangible assets                                    (351)        (141)         (71)
  Proceeds from disposition of long-term assets                     146           93           22
  Increase in other assets                                         (320)        (291)        (152)
  Decrease in other liabilities                                    (144)         (42)         (42)
                                                              ---------    ---------    ---------
Net cash used in investing activities                            (9,433)      (3,701)      (1,188)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Principal borrowings on debt, net                               6,424        1,978          568
  Common stock issuance                                             463          164          233
  Distributions on subsidiary trust
        mandatorily redeemable preferred securities                 (18)          --           --
  Dividends paid on preferred stock                                 (13)         (26)          (1)
  Other                                                              47           (5)         (10)
                                                              ---------    ---------    ---------
Net cash provided by financing activities                         6,903        2,111          790
                                                              ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents              1,555         (330)         383
Cash and cash equivalents at beginning of period                    155          485          102
                                                              ---------    ---------    ---------
Cash and cash equivalents at end of period                    $   1,710    $     155    $     485
                                                              =========    =========    =========


The accompanying notes are an integral part of these statements.

                       MCI WORLDCOM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

(1)      THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-
         -----------------------------------------------

DESCRIPTION OF BUSINESS AND ORGANIZATION:
----------------------------------------

MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom" or the "Company"), is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. Organized in 1983, the Company provides telecommunications services to business, government, telecommunications companies and consumer customers through its networks of primarily fiber optic cables, digital microwave, and fixed and transportable satellite earth stations. Prior to September 15, 1998, the Company was named WorldCom, Inc. ("WorldCom").

MCI WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide consumers and businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, the Company provides telecommunications products and services including: switched and dedicated long distance and local products, dedicated and dial-up Internet access, wireless services, 800 services, calling cards, private lines, broadband data services, debit cards, conference calling, messaging and mobility services, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to asynchronous transfer mode ("ATM")-based backbone service, Web server hosting and integration services, dial-up networking services and interconnection via Network Access Points ("NAPs") to Internet service providers ("ISPs").

The Company's core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of operating revenues were derived from communications services.

The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

PRINCIPLES OF CONSOLIDATION:
---------------------------

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Generally, investments in joint ventures and other equity investments in which the Company owns a 20% to 50% ownership interest, are accounted for by the equity method while investments of less than 20% ownership are accounted for under the cost method.

FAIR VALUE OF FINANCIAL INSTRUMENTS:
-----------------------------------

The carrying amounts for cash, marketable securities, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments. The carrying amounts and fair values of the Company's debt were $20.84 billion and $21.91 billion, respectively, at December 31, 1998; and $7.42 billion and $7.65 billion, respectively, at December 31, 1997.

CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES:
---------------------------------------------------

The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents. The Company has classified all marketable securities other than cash equivalents as available-for-sale. Proceeds from the sale of marketable securities approximated $54 million, $1.04 billion and $176 million; respectively, for the years ended December 31, 1998, 1997 and 1996. Realized gains and losses on marketable securities for the years ended December 31, 1998, 1997 and 1996 were not material.

PROPERTY AND EQUIPMENT:
----------------------

Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

               Transmission equipment (including conduit)        5 to 45 years
               Communications equipment                          5 to 20 years
               Furniture, fixtures, buildings and other          4 to 40 years

The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $305 million ($195 million in interest), $212 million ($82 million in interest), and $33 million ($10 million in interest), in 1998, 1997 and 1996, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS:
------------------------------------

The major classes of intangible assets as of December 31, 1998 and 1997 are summarized below (in millions):

                                                   AMORTIZATION
                                                       PERIOD               1998             1997
                                                   -------------          -------          -------

Goodwill                                           5 to 40 years          $44,076          $13,336
Tradename                                          40 years                 1,100               --
Developed technology                               5 to 10 years            2,100              400
Other intangibles                                  5 to 10 years            1,290              951
                                                                          -------          -------
                                                                           48,566           14,687
Less: accumulated amortization                                              1,548              805
                                                                          -------          -------
Goodwill and other intangible assets, net                                 $47,018          $13,882
                                                                          =======          =======


Intangible assets are amortized using the straight-line method for the periods noted above.

Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of MCI WorldCom.

Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $561 million, $91 million, and $43 million for the years ended December 31, 1998, 1997 and 1996, respectively.

UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:
-------------------------------------------------------

The Company's equity investment in certain publicly traded companies is classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $2.42 billion and $113 million at December 31, 1998 and 1997, respectively. The unrealized holding gain on these marketable equity securities, net of taxes, is included as a component of shareholders' investment in the accompanying consolidated financial statements. As of December 31, 1998, the gross unrealized holding gain on these securities was $183 million. Proceeds from the sale of marketable equity securities totaled $14 million for the year ended December 31, 1998. Gross realized gains and losses on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $13 million and $31 million, respectively, for the year ended December 31, 1998. There was no sales activity for the years ended December 31, 1997 and 1996.

RECOGNITION OF REVENUES:
-----------------------

The Company records revenues for telecommunications services at the time of customer usage. Service discounts and incentives are accounted for as a reduction of revenues when granted or, where a service continuation contract exists, ratably over the contract period. Revenues from information technology services is recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:
--------------------------------------------------

The Company enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like MCI WorldCom, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between the Company and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate.

Revenues and line costs for prior periods reflect a classification change for inbound international settlements which are now being treated as an offset to line costs instead of revenues. Previously, both MCI Communications Corporation ("MCI") and WorldCom classified foreign post telephone and telegraph administration settlements on a gross basis with the outbound settlement reflected as line cost expense and the inbound settlement reflected as revenues. This change better reflects the way in which the business is operated because MCI WorldCom actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

EXTRAORDINARY ITEMS:
-------------------

In the first quarter of 1998, the Company recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of the Company's outstanding debt.

In 1997, the Company recognized an extraordinary loss of $3 million related to the early extinguishment of secured indebtedness.

In the second quarter of 1996, the Company recorded charges for extraordinary items totaling $24 million, net of income tax benefit of $16 million. The items consisted of $4 million in connection with the Company's debt refinancing, and $20 million related to a write-off of deferred international costs. Previously, a portion of the outbound call fee due the foreign carrier was deferred and accounted for as a cost attributable to the revenue associated with the inbound call. Currently, the outbound call fee due the foreign carrier is expensed as incurred. This change in accounting for international line costs was immaterial to the results of operations.

INCOME TAXES:
------------

The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the provisions of the enacted tax laws.

EARNINGS PER SHARE:
------------------

The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations (in millions, except per share data):


                                                                       1998        1997          1996
                                                                     -------      -------      -------

Basic
Income (loss) before extraordinary items                             $(2,540)     $   247      $(2,233)
Preferred stock dividends and distributions on Trust  securities         (31)         (26)          (1)
                                                                     -------      -------      -------
Net income (loss) applicable to common shareholders before
   extraordinary items                                               $(2,571)     $   221      $(2,234)
                                                                     =======      =======      =======
Weighted average shares outstanding                                    1,274          966          445
                                                                     =======      =======      =======
Basic earnings (loss) per share before extraordinary items           $ (2.02)     $  0.23      $ (5.02)
                                                                     =======      =======      =======


Diluted
Net income (loss) applicable to common shareholders before
   extraordinary items                                               $(2,571)     $   221      $(2,234)
Add back:
   Preferred stock dividends                                              --            1           --
                                                                     -------      -------      -------
Net income (loss) applicable to common shareholders                  $(2,571)     $   222      $(2,234)
                                                                     =======      =======      =======
Weighted average shares outstanding                                    1,274          966          445
Common stock equivalents                                                  --           30           --
Common stock issuable upon conversion of:
  Preferred stock                                                         --            1           --
                                                                     -------      -------      -------
Diluted shares outstanding                                             1,274          997          445
                                                                     =======      =======      =======
Diluted earnings (loss) per share before extraordinary items         $ (2.02)     $  0.22      $ (5.02)
                                                                     =======      =======      =======

STOCK SPLITS:
------------

On May 23, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which was distributed on July 3, 1996 to shareholders of record on June 6, 1996. All per share data and numbers of common shares have been retroactively restated to reflect this stock split.

CONCENTRATION OF CREDIT RISK:
----------------------------

A portion of the Company's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, the Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customer's financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to the Company in the event of nonpayment.

RECENTLY ISSUED ACCOUNTING STANDARDS:
------------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999 and cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operation or financial position.

USE OF ESTIMATES:
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for long-term contracts, allowance for doubtful accounts, accrued line costs, depreciation and amortization, taxes, restructuring accruals and contingencies.

RECLASSIFICATIONS:
-----------------

Certain consolidated financial statement amounts have been reclassified for consistent presentation.

(2)      BUSINESS COMBINATIONS -
         ---------------------

The Company has acquired other telecommunications companies offering similar or complementary services to those offered by the Company. Such acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 1998.

On September 14, 1998, the Company acquired MCI for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into TC Investments Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the Acquisition Subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.2439 shares of MCI WorldCom common stock, par value $.01 per share (the "MCI WorldCom Common Stock"), or approximately 755 million MCI WorldCom common shares in the aggregate, and each share of MCI Class A common stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive $51.00 in cash or approximately $7 billion in the aggregate. The funds paid to BT were obtained by the Company from (i) available cash as a result of the Company's $6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail Internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for $1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for $1 billion in cash on September 14, 1998; and (iv) availability under the Company's commercial paper program and credit facilities.

Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for an aggregate of approximately 83 million shares of MCI WorldCom Common Stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.2439. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI have been included from the date of acquisition.

The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.7 billion, as of December 31, 1998, has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis.

On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel Participacoes S.A. ("Embratel"), Brazil's only facilities-based national communications provider, for approximately R$2.65 billion (US$2.3 billion). The purchase price will be paid in local currency installments, of which R$1.06 billion (US$916 million) was paid on August 4, 1998 with the remaining R$1.59 billion (US$1.32 billion at December 31, 1998) to be paid in two equal installments over the next two years. Embratel provides interstate long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, satellite, Internet, frame relay and packet-switched services. Operating results for Embratel are consolidated in the accompanying consolidated financial statements and are included from the date of the MCI Merger.

On January 31, 1998, MCI WorldCom acquired CompuServe Corporation
("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of MCI WorldCom.

As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.40625 shares of MCI WorldCom Common Stock, or approximately 37.6 million MCI WorldCom common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe have been included from the date of acquisition.

On January 31, 1998, the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and has entered into five year contracts with AOL under which MCI WorldCom and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from MCI WorldCom. MCI WorldCom retained the CompuServe Network Services division. ANS provides Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS have been included from the date of acquisition.

The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $429 million was allocated to IPR&D. The remaining excess of $994 million, as of December 31, 1998, has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis.

On January 29, 1998, MCI WorldCom acquired Brooks Fiber Properties, Inc. ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of MCI WorldCom, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of MCI WorldCom. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, ISPs, wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange carriers ("ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 1.85 shares of MCI WorldCom Common Stock or approximately
72.6 million MCI WorldCom common shares in the aggregate. The BFP Merger was accounted for as a pooling-of-interests and, accordingly, the Company's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP for all periods presented.

On December 31, 1996, MCI WorldCom, through a wholly owned subsidiary, merged with MFS Communications Company, Inc. ("MFS"). Through the acquisition of MFS (the "MFS Merger"), valued at approximately $12.5 billion, the Company acquired local network access facilities via digital fiber optic cable networks installed in and around major United States cities, and in several major European cities. The Company also acquired a network platform, which consists of Company-owned transmission and switching facilities, and network capacity leased from other carriers primarily in the United States and Western Europe. The excess purchase price over net tangible assets acquired was allocated as follows: $2.14 billion to IPR&D projects, $8.9 billion to goodwill, $400 million to developed technology and $42 million to assembled workforce. Goodwill is being amortized on a straight-line basis over 5 to 40 years. The MFS Merger was accounted for as a purchase; accordingly, operating results for MFS have been included from the date of acquisition.

As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of MCI WorldCom Common Stock or approximately 471 million MCI WorldCom common shares in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock ("MFS Series A Preferred Stock") was converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of MCI WorldCom ("MCI WorldCom Series A Preferred Stock"), or 94,992 shares of MCI WorldCom Series A Preferred Stock in the aggregate. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of Series B Convertible Preferred Stock of MCI WorldCom ("MCI WorldCom Series B Preferred Stock"), or approximately 12.7 million shares of MCI WorldCom Series B Preferred Stock in the aggregate. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of MCI WorldCom Series A Preferred Stock.

On August 12, 1996, MFS acquired UUNET Technologies, Inc. ("UUNET"), through a merger of a subsidiary of MFS with and into UUNET. UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and value added services to businesses, other telecommunications companies and online services providers.

During 1998 and 1997, the Company recorded other liabilities of $2.18 billion and $461 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998 and 1997, other liabilities related to these accounts totaled $2.02 billion and $412 million, respectively.

The initial purchase price allocations for the 1998 business combinations are based on current estimates. The Company will make final purchase price allocations based upon final values for certain assets and liabilities and plans for exiting certain activities of MCI. As a result, the final purchase price allocations may differ from the presented estimate.

The following unaudited pro forma combined results of operations for the Company assumes that the MCI Merger was completed on January 1, 1997 (in millions, except per share data):


                                                                   FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                               ---------------------------
                                                                 1998               1997
                                                               --------           --------
Revenues                                                       $ 31,968           $ 25,773
Income (loss) before extraordinary items                         (2,543)                 2
Net income (loss) attributable to common shareholders            (2,672)                (1)
Dilutive income (loss) per common share:
Income (loss) before extraordinary items                       $  (1.42)          $   0.00
Net income (loss)                                                 (1.49)              0.00

These pro forma amounts represent the historical operating results of MCI combined with those of the Company with appropriate preliminary adjustments which give effect to an in-process research and development charge of $3.1 billion in 1998, depreciation, amortization, interest and the common shares issued. These pro forma amounts do not include amounts with respect to the CompuServe Merger, AOL Transaction or Embratel prior to their respective business combination dates because they are individually, and in the aggregate, not material to MCI WorldCom. These pro forma amounts are not necessarily indicative of operating results which would have occurred if MCI had been operated by current management during the periods presented because these amounts do not reflect cost savings related to full network optimization and the redundant effect on operating, selling, general and administrative expenses.

(3)     IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES -
        -----------------------------------------------------

The following table reflects the components of the significant items included in in-process research and development ("IPR&D") and other charges in 1998 and 1996 (in millions):


                                                                 1998           1996
                                                            --------------  --------------

In-process R&D                                              $        3,529  $       2,140
Provision to reduce the carrying value of certain assets                49            402
Severance and other employee related costs                              21             58
BFP direct merger costs                                                 17              -
Alignment and other exit activities                                    109            140
                                                            --------------  --------------
                                                            $        3,725  $       2,740
                                                            --------------  --------------


In 1998, the Company recorded a pre-tax charge of $196 million in connection with the BFP Merger, the MCI Merger and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for BFP direct merger costs, $38 million for conformance of BFP accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments over the next one to ten years for leased facilities that the Company has or will abandon, $19 million related to certain minimum contractual network lease commitments that expire over the next one to three years, for which the Company will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to BFP. The Company completed its plans for alignment and exit activities in the first quarter of 1999. In connection with the above charges, $35 million ($7 million related to severance), $16 million and $15 million are included in other current liabilities, accrued line costs and other liabilities, respectively, in the accompanying consolidated financial statements as of December 31, 1998.

In 1996, the Company recorded charges for employee severance, employee compensation charges, alignment charges and costs to exit unfavorable telecommunications contracts. Also in 1996, the Company incurred non-cash charges related to a write-down in the carrying value of certain assets, including goodwill and equipment. Because of events resulting from the passage of the Telecommunications Act of 1996 (the

"Telecom Act"), and changes in circumstances impacting certain non-core operations, management estimates of the Company's fair value of operating assets within its core and non-core businesses resulted in a non-cash charge of $344 million after-tax. On a pre-tax basis, the write-down was $402 million and included $139 million for network facilities and $263 million for non-core businesses, primarily operator services goodwill. Fair value of the non-core business was determined by estimating the present value of future cash flows to be generated from those operations while the majority of the network facilities were recorded at net salvage value due to anticipated early disposal.

CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:
----------------------------------------------

In connection with certain business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger.

The Company used professional appraisal consultants to assess and allocate values to the in-process research and development. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

In the fourth quarter of 1996, the Company recorded a $2.14 billion charge for IPR&D related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the merger. At the date of the MFS Merger, the technological feasibility of the acquired technology had not yet been established and the technology had no future alternative uses. The expense includes $1.6 billion associated with UUNET and $0.54 billion related to MFS.

(4)    INVESTMENTS-
       -----------

In connection with the MCI Merger, the Company acquired a 44.5% investment in Avantel, S.A. de C.V. ("Avantel"), a business venture with Grupo Financiero Banamex-Accival formed to provide competitive domestic and international telecommunications services in Mexico. At December 31, 1998, the net investment in Avantel was approximately $506 million. The Company's share of Avantel's net losses, recorded since the MCI Merger date, was approximately $25 million. The Company and Avantel conduct business through the exchange of domestic and international interconnection services at prevailing market rates in the ordinary course of business. During 1998, the amounts associated with these transactions were not material.

In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp."), valued at $1.38 billion at December 31, 1998, comprised of cumulative convertible preferred securities and warrants. The Company recorded dividend income of approximately $17 million in 1998, on its News Corp. investment.

With News Corp., the Company would form a Direct Broadcast Satellite ("DBS") joint venture in which the Company would own at 19.9% interest. DBS is a point-to-multipoint broadcast service that uses highpowered Ku band satellites placed in geosynchronous orbit. DBS service is capable of delivering a wide range of services, including subscription television, pay-per-view services, such as movies, concerts and sporting events, and digitized content, such as magazines. The Company holds a DBS license from the FCC which it will contribute to the joint venture. The DBS license grants the Company the right to use 28 of 32 channels in the satellite slot located at 110 degrees west longitude, which provides coverage to all fifty states in the U.S. and Puerto Rico. News Corp. and the Company would contribute to the joint venture the other DBS related assets they each own.

In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corp. ("EchoStar") for the sale and transfer of the Company's and News Corp.'s DBS assets (the "EchoStar Transaction"). Concurrent with the consummation of the EchoStar Transaction, the Company will acquire preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the FCC license, plus interest thereon. The Company will also receive from EchoStar approximately 6.0 million shares of EchoStar Class A Common Stock. The EchoStar Transaction is subject to approval by the FCC and is expected to close in the second quarter of 1999. As of December 31, 1998, the Company's investment in DBS was approximately $886 million.

(5)    LONG-TERM DEBT-
       --------------

Outstanding debt as of December 31, 1998 and 1997 consists of the following (in millions):


                                                                                      1998                            1997
                                                               ---------------------------------------------       -----------

                                                               EXCLUDING
                                                                EMBRATEL        EMBRATEL        CONSOLIDATED
                                                               ----------       ---------       ------------

Commercial paper and credit facilities                         $    4,586       $       -       $      4,586       $     3,208
6.13% - 6.95% Notes Due 2001 - 2028                                 6,100               -              6,100                 -
7.55% - 7.75% Notes Due 2004 - 2027                                 2,000               -              2,000             2,000
8.88% - 9.38% Senior Notes Due 2004 - 2006                          1,358               -              1,358             1,358
7.13% - 8.25% MCI Senior Debentures Due 2023 - 2027                 1,441               -              1,441                 -
6.13% - 7.50% MCI Senior Notes Due 1999 - 2012                      2,653               -              2,653                 -
15% note payable due in annual installments through 2000                -           1,317              1,317                 -
10.00% - 10.88% BFP Notes Due 2006-2007                                 9               -                  9               811
Capital lease obligations, 7.00% - 11.00%
     (maturing through 2002)                                          639               -                639                33
Other debt (maturing through 2008)                                    184             552                736                14
                                                               ----------       ---------       ------------       -----------
                                                                   18,970           1,869             20,839             7,424
Short-term debt and current maturities of long-term debt           (3,970)           (786)            (4,756)              (11)
                                                               ----------       ---------       ------------       -----------
                                                               $   15,000       $   1,083       $     16,083       $     7,413
                                                               ==========       =========       ============       ===========




In connection with the BFP Merger, the Company announced in February 1998 that it had commenced offers (the "Tender Offers") to purchase for cash various series of BFP outstanding notes (the "BFP Notes"). Concurrently with the Tender Offers, MCI WorldCom obtained the requisite consents to eliminate certain restrictive covenants and amend certain other provisions of the respective indentures of the BFP Notes. In March 1998, the Company accepted all BFP Notes validly tendered. As of the expiration of the Tender Offers, MCI WorldCom had received valid tenders and consents from holders of approximately $1.1 billion of BFP Notes (over 99% of total outstanding). The funds required to pay all amounts required under the

Tender Offers were obtained by MCI WorldCom from available working capital and lines of credit. In connection with the Tender Offers and related refinancings, MCI WorldCom recorded an extraordinary item of $129 million, net of income tax benefit of $78 million, in the first quarter of 1998.

On August 6, 1998, MCI WorldCom replaced its existing $3.75 billion and $1.25 billion revolving credit facilities (the "Old Credit Facilities") with $12.0 billion in credit facilities consisting of a $3.75 billion Amended and Restated Facility A Revolving Credit Agreement ("Facility A Loans"), a $1.25 billion Amended and Restated Facility B Term Loan Agreement ("Facility B Loans") and a new $7 billion 364-Day Revolving Credit and Term Loan Agreement ("Facility C Loans"). In the fourth quarter of 1998, the Company elected to repay the Facility B Loans and cancel the facility commitment of $1.25 billion. The funds used to repay the Facility B Loans were obtained by the Company from availability under the Facility A Loans and Facility C Loans (collectively, the "Credit Facilities") and the commercial paper program. The Credit Facilities provide liquidity support for the Company's commercial paper program and will be used for other general corporate purposes. The Facility A Loans mature on June 30, 2002. The Facility C Loans have a 364-day term, which may be extended for up to two successive 364-day terms thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least 51% of the committed amounts consent. Additionally, effective as of the end of such 364-day term, the Company may elect to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Credit Facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by the Company under the terms of the Credit Facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate borrowing varies from 0.35% to 0.75% as to Facility A Loans and from 0.25% to 0.45% as to Facility C Loans, in each case based upon the better of certain debt ratings. At December 31, 1998 and 1997, the weighted average interest rates under the Company's credit facilities were 6.0% and 6.1%, respectively. The Credit Facilities are unsecured but include a negative pledge of the assets of the Company and its subsidiaries (subject to certain exceptions). The Credit Facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facilities require compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by the Company and its subsidiaries, sales of assets and mergers and dissolutions, which covenants are generally less restrictive than those contained in the Old Credit Facilities and which do not restrict distributions to shareholders, provided the Company is not in default under the Credit Facilities. At December 31, 1998, the Company was in compliance with these covenants. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.12%, respectively, of any unborrowed portion of the facilities.

In 1998, the Company approved the issuance of commercial paper notes in the aggregate principal amount not to exceed $10.0 billion, which notes have a maturity not to exceed 364 days from the date of issuance. The Company maintains unused credit facilities equal to 100% of the commercial paper notes outstanding. As of December 31, 1998, $2.59 billion was outstanding under the commercial paper program.

On August 11, 1998, the Company completed a public debt offering of $6.1 billion principal amount of debt securities. The net proceeds of $6.04 billion were used to pay down commercial bank debt, finance a portion of the approximately $7 billion payment to BT and for general corporate purposes.

The public debt offering consisted of $1.5 billion principal amount of 6.125% Notes Due 2001 (the "Notes Due 2001"), which mature August 15, 2001, $600 million principal amount of 6.25% Notes Due 2003 (the "Notes Due 2003"), which mature on August 15, 2003, $2.25 billion principal amount of 6.40% Notes Due 2005 (the "Notes Due 2005"), which mature August 15, 2005 and $1.75 billion principal amount of 6.95% Notes Due 2028 (the "Notes Due 2028" and collectively with the Notes Due 2001, the Notes Due 2003 and the Notes Due 2005, the "Notes"), which mature August 15, 2028. The Notes bear interest payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 1999.

The Notes are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined therein) plus (a) 10 basis points for the Notes Due 2001, (b) 15 basis points for the Notes Due 2003 and the Notes Due 2005, or (c) 20 basis points for the Notes Due 2028, plus in the case of each of clause (i) and (ii), accrued interest to the date of redemption.

At the time of the MCI Merger, MCI had outstanding $1.44 billion of MCI Senior Debentures with rates ranging from 7.125% to 8.25% and maturing from January 2023 through June 2027 (the "MCI Senior Debentures"), and $2.65 billion of MCI Senior Notes with rates ranging from 6.125% to 7.5% and maturing from March 1999 through April 2012 (the "MCI Senior Notes"). Additionally, MCI had outstanding a note payable in annual local currency installments (US$1.32 billion at December 31, 1998) as a result of MCI's purchase of Embratel on August 4, 1998 and other debt including, without limitation, capital leases.

As of December 31, 1998, Embratel had $552 million of long-term debt outstanding, of which approximately $496 million was denominated in U.S. dollars and $56 million denominated in other currencies including the French Franc, Deutsche Mark and Japanese Yen. The Embratel debt bears fixed interest rates ranging from 5.7% to 10.1% and variable interest rates ranging from 0.25% to 3.30% per annum over LIBOR. The LIBOR rate at December 31, 1998 was 5.06%.

Certain of Embratel's credit agreements contain covenants restricting, among other things, (i) the ability of Telecomunicacacoes Brasileiras S.A., Telebras ("Telebras"), Embratel's former parent, to dispose of all or a substantial part of its assets or to cease to control a company that was an operating subsidiary of Telebras and (ii) the ability of the Brazilian Federal Government to dispose of its controlling interest in Telebras. The breakup of Telebras on May 22, 1998 and the privatization of Embratel constituted an event of default under such credit agreements. In addition, most of Embratel's other credit agreements include cross-default provisions and cross-acceleration provisions that would permit the holders of such indebtedness to declare the indebtedness to be in default and to accelerate the maturity thereof if a significant portion of the principal amount of Embratel's debt is in default or accelerated. A substantial portion of Embratel's outstanding debt is currently in default or expected to be in default as a result of the privatization. Embratel is currently in negotiations with the appropriate creditors with respect to this indebtedness.

The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Embratel be unable to renegotiate its credit agreements. The Company believes that once the privatization is finalized, Embratel's creditors will renegotiate the terms of these credit agreements and/or provide appropriate waivers regarding such defaults.

The Company has designated the remaining $1.32 billion note payable in local currency installments, resulting from the Embratel investment, as a hedge of its investment in Embratel. Accordingly, as of

December 31, 1998, the Company recorded the change in value of $25 million, resulting from foreign currency fluctuations, as a reduction of the note payable with the offset through foreign currency translation adjustment in shareholders' investment.

The aggregate principal repayments and reductions required in each of the years ending December 31, 1999 through December 31, 2003 and thereafter for the Company's long-term debt is as follows (in millions):

                         1999                            $ 4,756
                         2000                              1,174
                         2001                              1,674
                         2002                                146
                         2003                              2,694
                         Thereafter                       10,395
                                                         -------
                                                         $20,839
                                                         =======


(6)  COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY
     ---------------------------------------------------------------------------
     TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF
     --------------------------------------------------------------------------
     THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES-
     -----------------------------------------------------

In connection with the MCI Merger, the Company acquired $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid. In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust. The Trust assets had an estimated fair market value of $804 million at December 31, 1998.

The Company and MCI have executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company and MCI of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company and MCI under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company and MCI, respectively.

OTHER REDEEMABLE PREFERRED SECURITIES:
-------------------------------------

On December 28, 1998, MCI WORLDCOM Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019. Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly commencing April 1, 1999 at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the Board of Directors of SMC.

(7)      PREFERRED STOCK-
         ---------------

In connection with the MFS Merger, the Company issued 9,499,200 depositary shares (the "Depositary Shares"), each representing 1/100th interest in a share of Series A 8% Cumulative Convertible Preferred Stock ("the MCI WorldCom Series A Preferred Stock") and 12.7 million shares of MCI WorldCom Series B Preferred Stock.

In May 1998, the Company exercised its option to redeem all of the outstanding MCI WorldCom Series A Preferred Stock and related Depositary Shares. Prior to the redemption date, substantially all of the holders of MCI WorldCom Series A Preferred Stock elected to convert the preferred stock into MCI WorldCom Common Stock, resulting in the issuance of approximately 32.7 million shares of MCI WorldCom Common Stock.

The MCI WorldCom Series B Preferred Stock is convertible into shares of MCI WorldCom Common Stock at any time at a conversion rate of 0.0973912 shares of MCI WorldCom Common Stock for each share of MCI WorldCom Series B Preferred Stock (an effective initial conversion price of $10.268 per share of MCI WorldCom Common Stock). Dividends on the MCI WorldCom Series B Preferred Stock accrue at the rate per share of $0.0775 per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the MCI WorldCom Series B Preferred Stock to date, and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of MCI WorldCom Common Stock at the Company's election. To date, the Company has elected to pay all accrued dividends in cash, upon conversion.

The MCI WorldCom Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of MCI WorldCom Common Stock at the Company's election.

The MCI WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The MCI WorldCom Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the MCI WorldCom Series B Preferred Stock.

In 1996, the Company exercised its option to redeem its Series 2 Preferred Stock. Prior to the redemption date, all of the remaining outstanding Series 2 Preferred Stock was converted into 5,266,160 shares of MCI WorldCom Common Stock.

(8)      SHAREHOLDER RIGHTS PLAN-
         -----------------------

On August 25, 1996, the Board of Directors of MCI WorldCom declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of MCI WorldCom Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series 3 Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), of the Company at an initial price of $160.00 per one one-thousandth of a share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment.

The Rights generally will be exercisable only after the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company, by a person which, upon consummation, would result in such party's control of 15% or more of the Company's voting stock. The Rights will expire, if not previously exercised, exchanged or redeemed, on September 6, 2001.

If any person or group acquires 15% or more of the Company's outstanding voting stock without prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of MCI WorldCom's Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of MCI WorldCom Common Stock.

If any person or group acquires more than 15% of the outstanding MCI WorldCom Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of MCI WorldCom Common Stock.

If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where MCI WorldCom Common Stock is exchanged or changed for 50% or more of the Company's assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

(9)      LEASES AND OTHER COMMITMENTS-
         ----------------------------

The Company leases office facilities and certain equipment under noncancellable operating leases having initial or remaining terms of more than one year. In addition, the Company leases a right-of-way from a railroad company under a fifteen-year lease with three fifteen-year renewal options. The Company is also obligated under rights-of-way and franchise agreements with various entities for the use of their rights-of-way for the installation of the Company's telecommunications systems. Rental expense under these operating leases was $184 million, $140 million, and $60 million in 1998, 1997 and 1996, respectively.

At December 31, 1998, minimum lease payments under noncancellable operating leases and commitments and capital leases were as follows (in millions):


                                                 OPERATING AND CAPITAL LEASES
                              -------------------------------------------------------------------

                                                   TELECOMMUNICATIONS
                           OFFICE FACILITIES            FACILITIES                                            CAPITAL
        YEAR                 AND EQUIPMENT          AND RIGHTS OF WAY                  TOTAL                   LEASES
-----------------------    -----------------       ------------------              --------------          --------------

1999                          $      363              $        1,151               $        1,514          $          169
2000                                 331                       1,040                        1,371                     111
2001                                 277                         831                        1,108                     103
2002                                 221                         631                          852                      65
2003                                 182                         430                          612                      35
Thereafter                           500                         648                        1,148                     420
                              ----------              --------------               --------------          --------------
Total                         $    1,874              $        4,731               $        6,605                     903
                              ==========              ==============               ==============
Less: imputed interest                                                                                               (264)
                                                                                                           --------------
                                                                                                           $          639
                                                                                                           ==============



Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs.

MCI WorldCom also has agreements with a company that installs, operates and maintains certain MCI WorldCom data processing, telecommunications and billing systems. The agreements expire in 2003 and are renewable on an annual basis thereafter. The agreements require minimum annual payments of approximately $27 million.

Additionally, MCI WorldCom has an agreement with a company that develops, constructs and maintains facilities based communications systems. The agreement expires in 2003 and includes minimum annual commitments of $40 million with a minimum aggregate commitment during the term of the contract of $325 million.

In 1998, the Company's existing receivables purchase agreement generated additional proceeds of $83 million, bringing the total amount outstanding to $500 million. The Company used these proceeds to reduce outstanding debt under the Company's Credit Facilities. As of December 31, 1998, the purchaser owned an undivided interest in a $1.25 billion pool of receivables which includes the $500 million sold.

(10)     CONTINGENCIES -
         -------------

The Company is involved in legal and regulatory proceedings generally incidental to its business and has included loss contingencies in other current liabilities and other liabilities for certain of these matters. In some instances, rulings by regulatory authorities in some states may result in increased operating costs to the Company. Except as described herein, and while the results of these various legal and regulatory matters contain an element of uncertainty, MCI WorldCom believes that the probable outcome of these matters should not have a material adverse effect on the Company's consolidated results of operations or financial position.

GENERAL. MCI WorldCom is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. The Company must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects MCI WorldCom to price cap or rate of return regulation, nor is the Company currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of its international facilities and services. MCI WorldCom is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business including authorization for the installation and operation of network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on MCI WorldCom.

In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the ILECs, resale of ILECs' retail services and use of individual and combinations of unbundled network elements. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). Thereafter, the Eighth Circuit held that constitutional challenges to various practices implementing cost provisions of the Telecom Act that were ordered by certain Public Utility Commissions ("PUCs") were premature; it vacated, however, significant portions of the FCC's nationwide pricing rules and an FCC rule requiring that unbundled network elements be provided on a combined basis. The United States Supreme Court (the "Supreme Court") reviewed the decision of the Eighth Circuit and on January 25, 1999, reversed the Eighth Circuit in part and reinstated, with one exception, all of the FCC local competition rules. The Court vacated and remanded to the FCC for reconsideration the rule determining which unbundled network elements must be provided by incumbent local exchange carriers to new entrants. The Eighth Circuit will now consider the ILECs' challenges to the substance of pricing rules which it previously had found to be premature.

Certain BOCs have also raised constitutional challenges to sections of the Telecom Act restricting BOC provisioning of long distance services, and their manufacturing of telecommunications equipment, electronic publishing and alarm monitoring services. On December 31, 1997, the U.S. District Court for the Northern District of Texas (the "District Court") ruled that these restrictions violate the Bill of Attainder Clause of the U.S. Constitution. The decision only applied to SBC Corporation ("SBC"), US WEST Communications Group ("US WEST") and Bell Atlantic Corporation ("Bell Atlantic"). At the request of various parties, on February 11, 1998, the District Court issued a stay of its decision pending appeal. On September 4, 1998, the U.S. Court of Appeals for the Fifth Circuit (the "Fifth Circuit") reversed the decision of the District Court and upheld the constitutionality of the challenged provisions. On October 19, 1998, SBC, US WEST and Bell Atlantic filed petitions requesting the Supreme Court review the Fifth Circuit decision. On January 19, 1999, the Supreme Court denied these petitions for review. BellSouth Corporation ("BellSouth") also raised the Bill of Attainder issue in its appeal before the United States Court of Appeals for the D.C. Circuit of the FCC's denial of BellSouth's application to provide access long distance service in South Carolina. On December 22, 1998, the U.S. Court of Appeals for the D.C. Circuit, in a 3-0 opinion, denied BellSouth's constitutional challenges.

The FCC has denied applications filed by Regional Bell Operating Companies ("RBOCs") seeking authority to provide interLATA long distance service. In its denial of an Ameritech Corporation ("Ameritech") application and a BellSouth application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of Regulatory Utility Commissioners and several state regulatory commissions appealed jurisdictional aspects of that Ameritech application denial to the Eighth Circuit. On January 22, 1998, the Eighth Circuit granted the various appeals and held that the FCC does not have jurisdiction to consider pricing issues when deciding RBOC interLATA long distance applications. On February 22, 1999, the Supreme Court vacated the Eighth Circuit's decision, re-establishing the jurisdiction of the FCC to use forward-looking pricing methodology when reviewing RBOC entry into the long distance market.

Access charges, both interstate and intrastate, are a principal component of MCI WorldCom's telecommunications expense. On the interstate side, the U.S. Court of Appeals for the D.C. Circuit is presently considering multiple appeals of the FCC's 1997 changes to the price cap system for regulating interstate access charges. Several PUCs have initiated proceedings to address reallocation of implicit subsidies contained in the access rate and retail service rates to state universal service funds. In addition, the FCC is presently considering further universal service reforms, access reform, and pricing flexibility for ILEC access charges. MCI WorldCom cannot predict the outcome of these proceedings or whether or not the result(s) will have a material adverse impact upon its consolidated financial position or results of operations.

In August 1998, in response to petitions filed by several ILECs under the guise of Section 706 of the Telecom Act, the FCC issued its Advanced Services Order. This order clarifies that the interconnection, unbundling, and resale requirements of Section 251(c) of the Telecom Act, and the interLATA restrictions of Section 271 of this Act, apply fully to so-called "advanced telecommunications services," such as Digital Subscriber Line ("DSL"). In a companion notice, the FCC sought comment on how to implement Section 706 of the Telecom

Act, which directs the FCC to (1) encourage the deployment of advanced telecommunications capability to Americans on a reasonable and timely basis, and
(2) complete an inquiry concerning the availability of such services no later than February 8, 1999. The Commission's rulemaking notice included a proposal that, if adopted, would allow the ILECs the option of providing advanced services via a separate subsidiary free from the unbundling and resale obligations of Section 251(c), as well as other dominant carrier regulatory requirements.

In early February 1999, the FCC issued its report to Congress, concluding that the deployment of advanced services is proceeding at a reasonable and timely pace. The FCC has not yet issued its Section 706 rulemaking order.

On February 26, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to ISPs. Prior to the FCC's order, approximately thirty PUCs issued orders unanimously finding that carriers, including MCI WorldCom, are entitled to collect reciprocal compensation for completing calls to ISPs under the terms of their interconnection agreements with ILECs. Many of these PUC decisions have been appealed by the ILECs and, since the FCC's order, many have filed new cases at the PUCs or in court. Moreover, MCI WorldCom has appealed the FCC's order to the Court of Appeals for the D.C. Circuit. MCI WorldCom cannot predict either the outcome of these appeals and the FCC's rulemaking proceeding or whether or not the result(s) will have a material adverse impact upon its consolidated financial position or results of operations.

INTERNATIONAL. In December 1996, the FCC adopted a new policy that makes it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In August 1998, the FCC proposed to modify its rules to make it even easier for U.S. international carriers to engage in alternative traffic routing. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The WTO Agreement became effective in February 1998. In light of the United States commitments to the WTO Agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that United States carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization ("WTO") member countries. These rules allow such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to United States rules. On January 12, 1999, the FCC's benchmark rules were upheld in their entirety by the U.S. Court of Appeals for the D.C. Circuit. On March 11, 1999 the D. C. Circuit denied petitions for rehearing of the case.

Although the FCC's new policies and implementation of the WTO Agreement may result in lower settlement payments by MCI WorldCom to terminate international traffic, there is a risk that the payment that MCI WorldCom will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of MCI WorldCom. The Company meanwhile, may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services.

EMBRATEL. The 1996 General Telecommunications Law (the "General Law") provides a framework for telecommunications regulation for Embratel. Article 8 of the General Law created Agencia Nacional de Telecomunicacoes ("Anatel") to implement the General Law through development of regulations and to enforce such regulations. According to the General Law, companies wishing to offer telecommunications services to consumers are required to apply to Anatel for a concession or an authorization. Concessions are granted for the provision of services under the public regime (the "Public Regime") and authorizations are granted for the provision of services under the private regime (the "Private Regime"). The Public Regime is differentiated from the Private Regime primarily by the obligations imposed on the companies rather than the type of services offered by those companies. Service providers subject to the Public Regime (concessionaires) are subject to obligations concerning network expansion and continuity of service provision and are subject to rate regulation. These obligations and the tariff conditions are provided in the General Law and in each company's concession contract. The network expansion obligations (called universal service obligations) are also provided in the Plano Geral de Universalizacao ("General Plan on Universal Service").

The only services provided under the Public Regime are the switched fixed telephone services (local and national and international long distance) provided by Embratel and the three regional Telebras holding companies. All other telecommunications companies, including other companies providing switched fixed telephone services ("SFTS"), operate in the Private Regime and, although they are not subject to the Public Regime, individual authorizations may contain certain specific expansion and continuity obligations.

Therefore, when providing SFTS, Embratel and the three Telebras holding companies ("Teles") established with the privatization, are subject to the Public Regime obligations provided in the General Law, in their concession contracts and in the General Plan on Universal Service, among other regulations.

The main restriction imposed on these companies by the General Grant Plan, is that, until December 31, 2003, the three Teles are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing the mentioned services two years sooner if they meet their network expansion obligations by December 31, 2001.

Embratel and the three Teles were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of SFTS in the prior year, excluding taxes and social contributions, during the 20-year renewal period.

Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted in the Private Regime. The principal such services are the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions, provided in the respective authorization.

All providers of telecommunications services are subject to quality and modernization obligations provided in the Plan Geral de Qualidade ("General Plan on Quality").

LITIGATION. On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. In general, the complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT Merger Agreement, dated November 3, 1996 (the "MCI BT Merger Agreement"), that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT Merger Agreement. The complaints seek damages and injunctive and other relief.

On or about October 8, 1997, all of MCI's directors were named as defendants in a purported derivative complaint filed in the Court of Chancery in the State of Delaware. BT and Tadworth Corporation were also named as defendants, and MCI was named as a nominal defendant. The plaintiff, derivatively and on behalf of MCI, alleges breach of fiduciary duty by the MCI directors and aiding and abetting those breaches of duty by BT in connection with the MCI BT Merger Agreement and MCI WorldCom's exchange offer. The complaint seeks injunctive relief, damages and other relief.

One of the purported stockholder class actions pending in Delaware Chancery Court has been amended and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name MCI WorldCom and Acquisition Subsidiary as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the MCI Merger and the agreement to pay a termination fee to WorldCom. They further allege discrimination in favor of BT in connection with the MCI Merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI Merger and the payment of the inducement fee to BT.

Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998. On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT Merger Agreement. The consolidated amended complaint seeks damages and other relief. The Company and the other defendants have moved to dismiss the consolidated amended complaint.

On May 7, 1998, GTE Corporation and three of its subsidiaries filed suit in the U.S. District Court for the District of Columbia against MCI and WorldCom. The complaint alleges that the MCI Merger would have the effect of substantially lessening competition or tending to create a monopoly, and thereby violate section 7 of the Clayton Act, with respect to the markets for Internet backbone services, facilities to extend the reach of the Internet backbone, wholesale and retail long distance services and international calling services. The complaint requested declaratory and injunctive relief. On or about October 14, 1998, GTE filed an amended complaint seeking declaratory and injunctive relief and damages; MCI and WorldCom moved to dismiss the amended complaint in its entirety. On February 22, 1999, the parties filed a joint stipulation of dismissal with prejudice.

At least nine class action complaints have been filed that arise out of the FCC's decision in Halprin, Temple, Goodman and Sugrue v. MCI Telecommunications
                  -------------------------------------------------------------
Corp., and allege that MCI WorldCom has improperly charged "Pre-Subscribed"
-----
customers "Non-Subscriber" or so-called "casual" rates for certain direct-dialed calls. Plaintiffs assert that this conduct violates the Communications Act and various state laws; they seek rebates to all affected customers and (in some cases) punitive damages. MCI WorldCom has filed a motion with the Judicial Panel on Multi-District Litigation to consolidate these matters in the U.S. District Court for the District of Columbia. The Company intends to move to dismiss the cases or, in the alternative, to stay them, pending the FCC's resolution of MCI WorldCom's outstanding motion for reconsideration and any subsequent appeals of the FCC decision.

The Company believes that all of the complaints are without merit, and based on information currently available, MCI WorldCom presently does not expect that the above actions will have a material adverse effect on the Company's consolidated results of operations or financial position.

(11)    EMPLOYEE BENEFIT PLANS-
        ----------------------

STOCK OPTION PLANS:
------------------

The Company has several stock option plans under which options to acquire up to 317 million shares may be granted to directors, officers and certain employees of the Company including the stock option plans acquired through various acquisitions. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. As of December 31, 1998, 245 million options had been granted under these plans.

Prior to the MCI Merger, certain executives of MCI were granted incentive stock units ("ISUs") that vested over a three-year period and entitled the holder to receive shares of common stock. At December 31, 1998, there were approximately
2.1 million ISUs outstanding.

Additionally, there are outstanding warrants to acquire shares of MCI WorldCom Common Stock at $6.25 per share which were granted by MFS prior to the MFS Merger.

Additional information regarding options and warrants granted and outstanding is summarized below (in millions, except per share data):


                                                                                                         WEIGHTED-
                                                                                 NUMBER                  AVERAGE
                                                                               OF OPTIONS             EXERCISE PRICE
                                                                               ----------            ---------------
Balance, December 31, 1995                                                          30                   $      8.52
Granted to employees/directors                                                      10                         15.65
Assumed in connection with acquisition                                              55                          8.74
Exercised                                                                          (11)                         6.62
Expired or canceled                                                                 (1)                        10.43
                                                                                   ---                   -----------

                                                                                                         WEIGHTED-
                                                                                 NUMBER                  AVERAGE
                                                                               OF OPTIONS             EXERCISE PRICE
                                                                               ----------            ---------------
Balance, December 31, 1996                                                          83                         10.05
Granted to employees/directors                                                      32                         25.14
Exercised                                                                          (24)                         5.72
Expired or canceled                                                                 (6)                        14.68
                                                                                   ---                   -----------
Balance, December 31, 1997                                                          85                         16.54
Granted to employees/directors                                                      32                         30.51
Assumed in connection with acquisitions                                             84                         28.02
Exercised                                                                          (32)                        14.75
Expired or canceled                                                                 (6)                        24.65
                                                                                   ---                   -----------
Balance, December 31, 1998                                                         163                   $     25.25
                                                                                   ===                   ===========


The following table summarizes information about the shares outstanding at December 31, 1998:


                                               OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                            --------------------------------------------------------       -----------------------------------

                                NUMBER              REMAINING            WEIGHTED-              NUMBER             WEIGHTED-
  RANGE OF EXERCISE          OUTSTANDING           CONTRACTUAL            AVERAGE            OUTSTANDING            AVERAGE
        PRICES              (IN MILLIONS)         LIFE (YEARS)        EXERCISE PRICE        (IN MILLIONS)       EXERCISE PRICE
-----------------------     -------------         ------------        --------------        -------------       --------------

$         0.01 -  9.95                 14                 4.5            $     6.28                  12           $     6.33
          9.96 - 19.90                 33                 5.8                 14.66                  24                14.40
         19.91 - 29.85                 54                 7.2                 25.47                  36                25.23
         29.86 - 39.80                 47                 8.6                 33.04                   1                36.12
         39.81 - 48.75                 15                 9.3                 40.39                   -                41.52
                         ----------------                                                   -----------
                                      163                                                            73
                         ================                                                   ===========


In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income (loss) and earnings (loss) per share ("EPS") amounts as follows (in millions, except share data):


                                                                                  1998           1997          1996
                                                                                  ----           ----          ----

Net income (loss) before extraordinary items                  As reported     $     (2,571)  $        221 $      (2,234)
                                                               Pro forma            (2,681)           166        (2,251)
Basic EPS                                                     As reported            (2.02)          0.23         (5.02)
                                                               Pro forma             (2.10)          0.17         (5.06)
Diluted EPS                                                   As reported            (2.02)          0.22         (5.02)
                                                               Pro forma             (2.10)          0.17         (5.06)

The fair value of each option or restricted stock grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grant:


                                                                                       WEIGHTED-
                                               EXPECTED             RISK-FREE       AVERAGE GRANT-
                         DATE GRANTED         VOLATILITY          INTEREST RATE     DATE FAIR VALUE
                         ------------         ----------          -------------     ---------------

                                 1996              21.6%                   5.4%        $       5.62
                                 1997              22.8%                   6.4%        $       7.99
                                 1998              23.7%                   5.6%        $      10.07

Additionally, for all options, a 15% forfeiture rate was assumed with an expected life of 5 years and no dividend yield.

Because the SFAS No. 123 method of accounting has been applied only to grants after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

401(K) PLANS:
------------

The Company and its subsidiaries offer its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,000. The Company matches individual employee contributions in certain plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses recorded by the Company relating to its 401(k) plans were $26 million, $7 million, and $6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(12)    PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS-
        -----------------------------------------------

As a result of the MCI Merger, MCI WorldCom has a noncontributory defined benefit pension plan (the "MCI Plan") and a supplemental pension plan (the "Supplemental Plan") and Western Union International, Inc. ("WUI"), a subsidiary of MCI, has a defined benefit pension plan (the "WUI Plan"). Collectively, these plans cover substantially all MCI employees who became MCI WorldCom employees as a result of the MCI Merger and who work 1,000 hours or more in a year. Effective January 1, 1999, no future compensation credits will be earned by participants of the MCI Plan.

Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees. The MCI Plan accumulated benefit obligation exceeds the fair value of assets by $27 million. There is no additional minimum pension liability required to be recognized.

Additionally, Embratel sponsors a contributory defined benefit pension plan and a post-retirement benefit plan. Approximately 97% of Embratel's employees are covered by these plans. The defined benefit pension plan has an accumulated benefit obligation in excess of fair value of assets of $340 million at December 31, 1998. There is no additional minimum pension liability to be recognized.

Embratel health care cost trend rates of increase were projected at annual rates excluding inflation ranging from 6.48% in 1998 to 2.00% in 2047. The effect of a one percentage point increase in the assumed health care cost trend rates would increase the Embratel accumulated post-retirement benefit obligation at December 31, 1998 by $63 million and the aggregate service and interest cost components by $7 million on an annual basis. The effect of a one percentage point decrease in the assumed health care cost trend rate would reduce the accumulated post-retirement benefit obligation by $51 million and reduce the total service and interest cost component by $6 million.

The following table sets forth information for the MCI pension plans and Embratel defined benefit pension and post-retirement plans' assets and obligations (in millions):

                                                                             EMBRATEL PLANS
                                                                      -----------------------------

                                                       MCI
                                                     PENSION           PENSION             OTHER
                                                      PLANS            BENEFITS           BENEFITS
                                                   ----------         ----------         ----------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1, 1998              $      563         $    1,231         $      265
Service cost                                               54                 47                 10
Interest cost                                              39                 67                 16
Actuarial (gain) loss                                      39                (80)                11
Benefits paid                                             (39)               (39)                (3)
Foreign currency exchange                                  --                (24)                (5)
Assumption change                                         (74)              (178)                --
Curtailment/settlement                                     --               (567)              (162)
                                                   ----------         ----------         ----------
Benefit obligation at December 31, 1998            $      582         $      457         $      132
                                                   ==========         ==========         ==========

CHANGE IN PLAN ASSETS
Fair value at January 1, 1998                      $      494         $      550         $       29
Actual return on plan assets                               63                (14)                 7
Employer contributions                                     63                 40                 71
Employee contributions                                     --                 30                 --
Foreign currency exchange                                  --                (12)                --
Benefits paid                                             (39)               (39)                (3)
Effect of settlement                                       --               (403)               (65)
                                                   ----------         ----------         ----------
Fair value of assets at December 31, 1998          $      581         $      152         $       39
                                                   ==========         ==========         ==========


Funded status                                      $       (1)        $     (305)        $      (93)
Unrecognized net actuarial gain                           (83)              (123)                44
Unrecognized prior service cost                             1                 --                 --
Unrecognized transition liability                          --                  5                 --
                                                   ----------         ----------         ----------
Accrued benefit cost                               $      (83)        $     (423)        $      (49)
                                                   ==========         ==========         ==========

WEIGHTED AVERAGE ACTUARIAL ASSUMPTIONS:
Discount rate                                            6.50%              6.00%              6.00%
Expected return on plan assets                           9.00%              9.00%              9.00%
Rate of compensation increase                            5.75%              3.25%               N/A

The components of the Embratel net post-retirement benefit and pension costs for the year ended December 31, 1998 (in millions):

                                                                       PENSION           OTHER
                                                                       BENEFITS        BENEFITS
                                                                     -----------      ----------

Service cost                                                         $       4        $      2
Interest cost on accumulated postretirement  benefit
    obligation                                                              17               4
Expected return on plan assets                                             (13)             (1)
Amortization of transition obligation                                        7              --
Amortization of net loss (gain)                                             (1)               1
                                                                     ---------        --------
Net periodic post-retirement benefit cost                            $      14        $      6
                                                                     =========        ========

Embratel has created a new defined contribution plan (the "New Plan") which has been approved by the Brazilian government. Effective November 19, 1998, all newly hired employees of Embratel automatically enter the New Plan and entry into the existing Embratel pension and post-retirement plans has been frozen. Current Embratel employees were given the option to migrate from the existing defined benefit pension and post-retirement benefit plans to the New Plan. The option expired on December 31, 1998 and is effective on January 1, 1999. The New Plan will provide an employer match on employee contributions based on certain limits, transfer of the defined benefit account balance, employee directed investment, and a lump sum payment from the post-retirement plan, which can be used to assist with medical coverage in the future. Any employees not electing to migrate to the New Plan will remain in the existing plans and will not have a future opportunity to move to the New Plan.

(13)     INCOME TAXES -
         ------------

The provision for income taxes is composed of the following (in millions):


                                                                         1998            1997             1996
                                                                       ---------       --------         -------

Current                                                                $      89       $     48         $    71
Deferred                                                                     787            368              59
                                                                       ---------       --------         -------
Total provision for income taxes                                       $     876       $    416         $   130
                                                                       =========       ========         =======


The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

                                                                 1998            1997           1996
                                                               -------         -------        -------

Expected statutory amount                                        (35.0)%          35.0%         (35.0)%
Nondeductible amortization of excess of cost over net
tangible assets acquired                                          11.3            14.8            1.0
State income taxes                                                (2.6)            2.4            0.4
Charge for in-process research and development                    84.5              --           35.6
Write-down of assets                                                --              --            4.1
Valuation allowance                                                 --             7.1           (1.0)
Other                                                             (2.4)            3.4            1.1
                                                               -------         -------        -------
Actual tax provision                                              55.8%         62.7 %            6.2%
                                                               =======         =======        =======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

At December 31, 1998, the Company had unused net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $3.5 billion which expire in various amounts during the years 2002 through 2012. These NOL carryforwards together with state and other NOL carryforwards result in a deferred tax asset of approximately $1.32 billion at December 31, 1998. A valuation allowance of $109 million has been established related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of valuation allowance needed, the Company considers the acquired companies' prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered.

Approximately $544 million of the Company's deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the valuation allowance attributable to such deferred tax assets, income tax expense for the period of the increase will be increased accordingly.

The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 (in millions):

                                                      1998                                 1997
                                          ----------------------------        ----------------------------

                                            ASSETS         LIABILITIES          ASSETS         LIABILITIES
                                            ------         -----------          ------         -----------

Allowance for bad debts                   $       89        $       --        $       12        $       --
Fixed assets                                      --            (2,448)               --              (143)
Goodwill and other intangibles                    --               (92)               --              (278)
Software                                          --              (116)               --               (64)
Investments                                       91                --                --               (23)
Line installation costs                           --              (277)               --               (40)
Accrued liabilities                              921                --               267                --
NOL carryforwards                              1,321                --               689                --
Minimum tax credits                              102                --                --                --
Research and development credits                  40                --                --                --
Stock options                                     --                --               146                --
Other                                             68               (27)               11               (36)
                                          ----------        ----------        ----------        ----------
                                               2,632            (2,960)            1,125              (584)
Valuation allowance                             (109)               --              (195)               --
                                          ----------        ----------        ----------        ----------
                                          $    2,523        $   (2,960)       $      930        $     (584)
                                          ==========        ==========        ==========        ==========


(14) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
     ------------------------------------------------

Interest paid by the Company during the years ended December 31, 1998, 1997 and 1996 amounted to $496 million, $265 million and $236 million, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1998, 1997 and 1996 were $38 million, $14 million and $6 million, respectively.

In conjunction with business combinations during the years ended December 31, 1998, 1997 and 1996, assets acquired, liabilities assumed and common stock issued were as follows (in millions):

                                                  1998               1997               1996
                                              ------------       ------------       ------------

Fair value of assets acquired                 $     21,913       $        309       $      3,284
Goodwill and other intangible assets                37,104                998              9,207
Liabilities assumed                                (22,476)                (4)            (2,011)
Common stock issued                                (33,141)              (159)           (10,592)
                                              ------------       ------------       ------------
Net cash paid                                 $      3,400       $      1,144       $       (112)
                                              ============       ============       ============


(15) SEGMENT AND GEOGRAPHIC INFORMATION-
     ----------------------------------

The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," as of December 31, 1998. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segment and related disclosures about is products, services, geographic areas and major customers.

Based on its organizational structure, the Company operates in five reportable segments: MCI WorldCom Communications, MCI WorldCom International Operations, Embratel, Operations and technology and Other. The Company's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the geographic dispersion of their operations. MCI WorldCom Communications provides voice, data and other types of domestic communications services including Internet services. MCI WorldCom International Operations provides voice, data, Internet and other similar types of communications services to customers primarily in Europe. Embratel provides communications services in Brazil. Operations and technology includes network operations, information services, engineering and technology, and customer service. Other includes primarily the operations of SHL and other non-communications services.

The Company's chief operating decision maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. As a result, the Company does not allocate line costs or assets by segment. Profit and loss information is reported only on a consolidated basis to the chief operating decision maker and the Company's board of directors.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Information about the Company's segments is as follows:

                                 REVENUES FROM EXTERNAL CUSTOMERS          CAPITAL EXPENDITURES
                                ----------------------------------  ----------------------------------
                                   1998        1997        1996        1998        1997        1996
                                ----------  ----------  ----------  ----------  ----------  ----------

MCI WorldCom Communications     $   14,792  $    6,246  $    4,023  $       --  $       --  $       --
MCI WorldCom International
   Operations                        1,130         726         225          --          --          --
Operations and technology               --          --          --       4,740       2,995         827
Other                                  574         412         201          28          34          20
Corporate                               --          --          --         316          37          28
                                ----------  ----------  ----------  ----------  ----------  ----------
   Total before Embratel            16,496       7,384       4,449       5,084       3,066         875
Embratel                             1,182          --          --         334          --          --
                                ----------  ----------  ----------  ----------  ----------  ----------
   Total                        $   17,678  $    7,384  $    4,449  $    5,418  $    3,066  $      875
                                ==========  ==========  ==========  ==========  ==========  ==========


The following is a reconciliation of the segment information to income (loss) before income taxes, minority interests and extraordinary items:

                                                                      1998                 1997               1996
                                                                -----------------      -------------      ------------

Revenues                                                        $          17,678      $       7,384      $      4,449
Operating expenses                                                         18,653              6,366             6,324
                                                                -----------------      -------------      ------------
Operating income (loss)                                                      (975)             1,018            (1,875)
Other income (expense):
   Interest expense                                                          (637)              (395)             (253)
   Miscellaneous                                                               41                 40                25
                                                                -----------------      -------------      ------------
Income (loss) before income taxes,
   minority interests and extraordinary items                   $          (1,571)     $         663      $     (2,103)
                                                                =================      =============      ============

Information about the Company's operations by geographic areas are as follows (in millions):

                                           1998                             1997                               1996
                             ------------------------------     ----------------------------      -------------------------------
                                                LONG-LIVED                      LONG-LIVED                          LONG-LIVED
                               REVENUES           ASSETS         REVENUES         ASSETS          REVENUES             ASSETS
                             -------------     ------------     -----------     ------------      ----------      ---------------

United States                $      14,766     $     17,747     $     6,534     $      6,030      $    4,166      $         3,893
Brazil                               1,182            5,049              --               --              --                   --
All other international              1,730            1,511             850              684             283                  294
                             -------------     ------------     -----------     ------------      ----------      ---------------
Total                        $      17,678     $     24,307     $     7,384     $      6,714      $    4,449      $         4,187
                             =============     ============     ===========     ============      ==========      ===============

(16) UNAUDITED QUARTERLY FINANCIAL DATA -
     ----------------------------------


                                                                      QUARTER ENDED
                               -----------------------------------------------------------------------------------------
                                   MARCH 31,                JUNE 30,              SEPTEMBER 30,           DECEMBER 31,
                                   ---------                --------              -------------           ------------
                               1998         1997       1998         1997       1998         1997        1998        1997
                               ----         ----       ----         ----       ----         ----        ----        ----
                                                            (in millions, except per share data)

Revenues                    $ 2,322      $ 1,678     $ 2,581     $ 1,776     $ 3,758      $ 1,911     $ 9,017     $ 2,019
Operating income (loss)         (71)         156         495         219      (2,632)         288       1,233         355
Net income (loss) before
   extraordinary items         (281)          25         228          44      (2,944)          76         457         102
Net income (loss)              (410)          25         228          41      (2,944)          76         457         102
Preferred dividend
   requirement                    7            7           7           7           3            7          15           7
Earnings (loss) per
common  share before
extraordinary items:
  Basic                     $ (0.28)     $  0.02     $  0.21     $  0.04     $ (2.44)     $  0.07     $  0.24     $  0.10
  Diluted                     (0.28)        0.02        0.21        0.04       (2.44)        0.07        0.23        0.10

In the first quarter of 1998, the Company recorded a pre-tax charge of $38 million for employee severance, alignment charges, loss contingencies and direct merger costs associated with the BFP Merger and $31 million for write-down of a permanently impaired asset. Additionally, in the third quarter of 1998, the Company recorded a pre-tax charge of $127 million primarily in connection with the MCI Merger. The third quarter charge included severance costs associated with the termination of certain employees which was completed in the first quarter of 1999. Also included are other exit activities which include exit costs under long-term commitments and certain asset write-downs. In connection with recent business combinations, the Company made allocations of the purchase price to acquired in-process research and development totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. See
Note 3.

In connection with certain debt refinancings, the Company recognized in the first quarter of 1998 and the second quarter of 1997, extraordinary items of approximately $129 million and $3 million, respectively, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

(17) SUBSEQUENT EVENTS -
     -----------------

In February 1999, the Company and EDS announced the signing of a definitive agreement to sell MCI Systemhouse Corp. and SHL Systemhouse Co., wholly-owned subsidiaries of the Company, to EDS for approximately $1.65 billion in cash. In addition, both companies agreed to significant outsourcing contracts which will capitalize on the individual strengths of each company. The definitive agreements for the outsourcing contracts will most likely be finalized in the second quarter of 1999. Both transactions are subject to customary closing conditions and regulatory approvals.

(18) Subsequent Event - SkyTel Merger


On October 1, 1999, MCI WorldCom acquired SkyTel Communications, Inc., a Delaware corporation ("SkyTel"), pursuant to the merger (the "SkyTel Merger") of SkyTel with and into Empire Merger, Inc. ("Acquisition Subsidiary"), a wholly owned subsidiary of MCI WorldCom. Upon consummation of the SkyTel merger, Acquisition Subsidiary was renamed SkyTel Communications, Inc. SkyTel is a leading provider of nationwide messaging services in the United States. SkyTel's principal operations include one-way messaging services in the United States, advanced messaging services on the narrow band personal communications services network in the United States and international one-way messaging operations.

As a result of the SkyTel Merger, each share of SkyTel common stock was converted into the right to receive 0.2566 shares of MCI WorldCom Common Stock. Holders of SkyTel's $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "SkyTel Preferred Stock") received one share of MCI WorldCom Series C
$2.25 Cumulative Convertible Exchangeable Preferred Stock (the "MCI WorldCom Preferred Stock") for each share of SkyTel Preferred Stock held. The MCI WorldCom Preferred Stock is convertible into MCI WorldCom Common Stock on a basis that gives effect to the exchange ratio in the SkyTel Merger and otherwise has the same terms as the SkyTel Preferred Stock.

SkyTel's net loss for the years ended December 31, 1998, 1997 and 1996, has been restated due to the anticipated utilization of previously reserved NOLs as a result of the SkyTel Merger. Separate and combined results of operations are as follows (in millions, except per share data):


                                                            For the Year Ended December 31,
                                                            -------------------------------
                                                               1998       1997      1996
                                                               ----       ----      ----
Revenues:
  MCI WorldCom                                                $17,678  $ 7,384    $ 4,449
  SkyTel                                                          518      408        351
  Intercompany elimination                                        (29)      (2)        (1)
                                                              -------  -------    -------
    Combined                                                   18,167    7,790      4,799
                                                              =======  =======    =======

Net income (loss) before extraordinary items and cumulative effect of a change in accounting principle:

  MCI WorldCom                                                $(2,571) $   221    $(2,234)
  SkyTel                                                          (31)     (75)      (133)
                                                              -------  -------    -------
    Combined                                                   (2,602)     146     (2,367)
                                                              =======  =======    =======

Combined earnings (loss) per share before extraordinary items and cumulative effect of a change in accounting principle:

  Basic                                                       $ (2.02) $  0.15    $ (5.16)
                                                              =======  =======    =======
  Diluted                                                       (2.02)    0.15      (5.16)
                                                              =======  =======    =======

                                 EXHIBIT INDEX


Exhibit No.       Description of Exhibit
-----------       ----------------------

 2.1 Agreement and Plan of Merger by and among MCI WorldCom, Empire Merger Inc. and SkyTel dated as of May 28, 1999 (filed as Annex A to the Proxy Statement/Prospectus dated August 26, 1999 included in MCI WorldCom's Registration Statement on Form S-4, Registration No. 333-85919 and incorporated herein by reference.) *

 23.1             Consent of Arthur Andersen LLP

 23.2             Consent of KPMG LLP

 99.1 Proxy Statement/Prospectus dated August 26, 1999, filed in connection with MCI WorldCom's Registration Statement on Form S-4 (No. 333-85919) and incorporated herein by reference.


-----------------------

* The registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to this Agreement to the Securities and Exchange Commission upon request.